EXHIBIT 99.3

        FOSTER WHEELER LTD.
Offer to Exchange up to 19,467,000 Common Shares and 210,000 Series B
Convertible Preferred Shares (Liquidation preference $0.01 per preferred share)
for
Any and All Outstanding 9.00% Preferred Securities, Series I
Issued by FW Preferred Capital Trust I (Liquidation Amount $25 per Trust Security)
and Guaranteed by Foster Wheeler Ltd. and Foster Wheeler LLC, including accrued dividends and Solicitation of Consents to Proposed Amendments to

the Indenture Relating to the 9.00% Junior Subordinated Deferrable
Interest Debentures, Series I of Foster Wheeler LLC

Pursuant to the Prospectus Dated                    , 2004

THE EXCHANGE OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                    , 2004, WHICH WE REFER TO AS THE EXPIRATION DATE, UNLESS EXTENDED BY US. YOU MAY REVOKE YOUR TENDER AND YOUR CONSENT AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

                    , 2004

To Brokers, Dealers, Commercial Banks,
Trust Companies, Other Nominees and Depositary Trust Company Participants:

        We have been engaged by Foster Wheeler Ltd. (the "Company") to act as Dealer Manager in connection with the offer by the Company to exchange its Common Shares (the "Common Shares") and its Series B Convertible Preferred Shares (liquidation preference $0.01 per preferred share) (the "Preferred Shares"), and by Foster Wheeler LLC in connection with the related consent solicitation, subject, in each case, to the procedures and limitations described in the Prospectus dated                         , 2004 and related Letter of Transmittal and Consent, (the "Letter of Transmittal and Consent"), for any and all outstanding shares of 9.00% Preferred Securities, Series I of FW Preferred Capital Trust I (Liquidation Amount $25 per Trust Security) (the "Trust Securities").

        Foster Wheeler LLC is soliciting the consent from holders of the Trust Securities to the adoption of certain proposed amendments to the terms of the indenture governing the junior subordinated debentures issued by Foster Wheeler LLC to FW Preferred Capital Trust I and to the terms of the related guarantee agreement issued by Foster Wheeler LLC and Foster Wheeler Ltd. to FW Preferred Capital Trust I. See "The Proposed Amendments" in the Prospectus for a description of the proposed amendments to the indenture and guarantee agreement. The completion, execution and delivery of the enclosed Letter of Transmittal and Consent by a holder of Trust Securities in connection with the tender of Trust Securities will be deemed to constitute the consent of such holder of Trust Securities to the proposed amendments with respect to the Trust Securities so tendered. Holders may not deliver consent without tendering their Trust Securities in the exchange offer or consent without tendering.

        For your information and for forwarding to your clients for whom you hold Trust Securities registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.     The Prospectus, dated            , 2004;

        2.     The Letter of Transmittal and Consent for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal and Consent with manual signature(s) may be used to tender Trust Securities;

        3.     The Notice of Guaranteed Delivery to be used to accept the Exchange Offer (i) if certificates evidencing Trust Securities are not immediately available or (ii) if procedures for book-entry transfer cannot be completed prior to the expiration date or (iii) if time will not permit all required documents to reach The Bank of New York, London Branch prior to the Expiration Date;

        4.     A letter which may be sent to your clients for whose accounts you hold Trust Securities registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

        5.     Instruction to Registered Holder and/or a form of Book-Entry Transfer Participant from Owner.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON                        , 2004, UNLESS THE OFFER IS EXTENDED.

        The Company will not pay any fees to any broker or dealer or other person for soliciting tenders of the Trust Securities and consents to the proposed amendments. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

        Any inquiries you may have with respect to the Exchange Offer should be addressed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover page of the Prospectus.

        Additional copies of the enclosed material may be obtained from the Information Agent or the Dealer Manager, at their respective addresses and telephone numbers set forth on the back of the Prospectus.

                      Very truly yours,
                      ROTHSCHILD INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF FOSTER WHEELER LTD., FOSTER WHEELER LLC, FW PREFERRED CAPITAL TRUST I, THE DEALER MANAGER, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.